UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2005

CARREKER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-24201	75-1622836
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4055 Valley View Lane

Dallas, Texas

75244

(Address of principal executive offices)		(Zip Code)

(972) 458-1981

(Registrant’s telephone number, including area code)

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

Equity Awards

The Compensation Committee of Carreker Corporation (the “Company”) has approved equity awards to executive officers under the Third Amended and Restated 1994 Long Term Incentive Plan (the “Plan”). The awards include performance accelerated restricted stock and non-qualified stock options. The awards are intended to retain and motivate key executives.

The performance accelerated restricted stock awards will vest on the fifth anniversary of the award, with a provision for earlier accelerated vesting of 50% of the award based upon attainment of a specified pre-tax profit margin in each of fiscal years 2007 and 2008.

The non-qualified stock options were granted at market price and will vest ratable over the first three anniversaries of the grant and shall expire on the sixth anniversary of the grant.

Both the restricted stock awards and stock option grants for executive officers are subject to provisions for acceleration of vesting upon the occurrence of a “Capital Transaction” as defined in the Plan, plus the occurrence of a second trigger tied to termination of the executive, if applicable.

Equity awards made to executive officers under the Plan are subject to the Company’s Stock Ownership Guidelines which requires the executive officer to retain at least 25% of the shares received upon vesting or exercise, after satisfaction of applicable tax liabilities, until the executive officer meets the Company’s stock ownership guidelines.

Establishment of Performance Goal for Executive Officer Bonus Plan

The Compensation Committee also approved the fiscal year 2005 performance goal for executive officer bonus payments. Each executive officer is eligible to receive a target bonus at the end of fiscal year 2005 based upon a percentage of base salary established for his or her position and the Company’s achievement of the performance goal. For fiscal year 2005, the Committee established specified level of earnings per share as the performance goal under the plan. In addition executive officers responsible for business unit performance must achieve specified business unit performance goals to be eligible to receive a portion of their bonus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CARREKER CORPORATION
(Registrant)

Date: July 21, 2005	By:	/s/ John S. Davis
Executive Vice President
General Counsel and Secretary